Hoak Public Equities, L.P. SC 13D/A

Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 13, 2024 (including amendments thereto) with respect to the Common Stock of Westwood Holdings Group, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:	May 13, 2024

Hoak Public Equities, L.P.		Hoak Fund Management, L.P.

By: Hoak Fund Management, L.P., its general partner		By: Hoak & Co., its general partner

By:	Hoak & Co., its general partner	By:	/s/ J. Hale Hoak
J. Hale Hoak
By:	/s/ J. Hale Hoak		President
J. Hale Hoak
President

Hoak & Co.		James M. Hoak, Jr.

By:	/s/ J. Hale Hoak	By:	/s/ James M. Hoak, Jr
	J. Hale Hoak		James M. Hoak, Jr.
President

J. Hale Hoak

By:	/s/ J. Hale Hoak
J. Hale Hoak